SETTLEMENT AGREEMENT

        THIS SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 29th day of March, 2007 (the “Effective Date”) by and among Palomar Medical Technologies, Inc., a Delaware corporation, with offices at 82 Cambridge Street, Burlington, MA 01803 (“Palomar”), The General Hospital Corporation, a Massachusetts corporation with offices at Fruit Street, Boston MA 02114 (“General”), and Alma Lasers, Inc., a Delaware corporation with offices at 485 Half Day Road #100, Buffalo Grove, IL 60089 (“Alma”). Each of Palomar, General, and Alma is a “Party” and together they are the “Parties” hereunder.

        WHEREAS, Palomar, General and Alma are parties to a lawsuit captioned: (i) “Palomar Medical Technologies, Inc. v. Alma Lasers, Inc.” Case No. 1:06-CV-11171, which is currently pending in the United States District Court for the District of Massachusetts (the “Lawsuit”);

        WHEREAS, the Lawsuit generally concerns allegations of infringement and invalidity of the Anderson Patents; and

        WHEREAS, Palomar and General on the one hand and Alma on the other hand wish to settle and compromise the Lawsuit on the terms and conditions set forth below;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties covenant and agree as follows:

1.     The Closing. A closing (the “Closing”) of the transactions contemplated hereby shall be held simultaneously with the execution and delivery of this Agreement. At the Closing and in partial consideration of the payment made by Alma pursuant to Section 3(a), the following actions shall take place:

(a)	Alma and Alma Lasers, Ltd. on the one hand and Palomar on the other hand shall execute and deliver to each other the “Patent License Agreement” in the form attached hereto as Exhibit A;

(b)	Alma and Alma Lasers, Ltd. on the one hand and Palomar on the other hand shall execute and deliver to each other the Trade Dress Settlement Agreement (“TDS Agreement”) in the form attached hereto as Exhibit B;

(c)	Each of the Parties shall deliver to the other Parties executed “Consent Judgment” described in Section 2, in the form attached hereto as Exhibit C; and

(d)	Each of the Parties shall deliver to the other Parties executed “Stipulated Dismissal With Prejudice” described in Section 2, in the form attached hereto as Exhibit D.

2.     Termination of the Lawsuit. The Parties shall execute, or cause their attorneys of record in the Lawsuit to execute, the Consent Judgment, a copy of which have been provided to the Parties and to their respective counsel. Within two (2) business days of Alma’s payment in full to Palomar of the aggregate amount due pursuant to Section 3(a) of this Agreement, the aggregate amount due pursuant to Section 4.2 of the Patent License Agreement and the aggregate amount due pursuant to Section 4(a) of the TDS Agreement, Palomar’s counsel shall file such executed Consent Judgment with the District of Massachusetts. Upon the entry of the Consent Judgment by the court, but not before, Palomar’s counsel shall file such executed Stipulated Dismissal With Prejudice with the District of Massachusetts. No other Party or their counsel shall file the Consent Judgment or the Stipulation of Dismissal With Prejudice with any court. The Parties shall perform all acts necessary to facilitate each appropriate court’s prompt approval and entry of the Consent Judgment and Stipulated Dismissal With Prejudice as orders of such court, including executing and filing with such court any other appropriate documents. If for any reason an appropriate court does not approve the Consent Judgment and Stipulated Dismissal With Prejudice and enter the same as orders of such court, the Parties shall promptly confer in good faith to use commercially reasonable efforts to modify the same or take such other actions as are required to overcome such court’s objections and effectuate such dismissal. The entry of the Consent Judgment and Stipulated Dismissal With Prejudice as orders of the respective courts is an express condition to the effectiveness of this Agreement, the Patent License Agreement and the TDS Agreement, provided that, for clarity, Alma shall pay such two aggregate amounts before Palomar’s counsel files the Consent Judgment.

3.     Legal Costs and Expenses.

(a)	As partial consideration hereunder, Alma shall pay to Palomar within seven (7) days of the Effective Date (exclusive of any amounts due under the Patent License Agreement and TDS Agreement) an amount equal to Two Hundred Seventy Five Thousand Dollars (U.S. $275,000) to cover Palomar’s legal costs and expenses related to the Lawsuit. The payment contemplated by this Section 3(a) shall be made by wire transfer, without deduction for any taxes or other charges, in U.S. dollars to the credit of:

Palomar's account:

Bank Name:	Banknorth
Bank Address:	370 Main Street
Worcester, MA 01608
Palomar Medical Technologies, Inc.
Account No. 8241022982
ABA No. 211370545

(b)	Patent License Agreement and TDS Agreement. As partial consideration for their mutual obligations hereunder, Palomar and Alma (together with Alma Lasers, Ltd.) have executed the Patent License Agreement and TDS Agreement.

4. Releases and Indemnities.

(a)	Release of Palomar and General by Alma.

(i)	Of Palomar. Each of Alma and all Alma Affiliates, together with (as applicable) their respective officers, directors, employees, shareholders, insurers, agents, trustees, attorneys, heirs, administrators, executors, successors and assigns (collectively, “Alma Releasors”), does hereby, jointly and severally, remise, release and forever discharge Palomar and all Palomar Affiliates, together with (as applicable) all of their respective officers, directors, employees, shareholders, insurers, licensees, sublicensees, customers, agents, trustees, attorneys, parents, subsidiaries, successors and assigns (collectively, the “Released Palomar Entities”), of and from any and all actions, causes of action, claims, counterclaims, damages, debts, demands, liabilities, costs, expenses, loss, liens and obligations of whatsoever name and nature, including attorney and professional fees, whether at law or in equity (hereinafter, “Claims”), in the Professional Field only, which the Alma Releasors now have or ever had against the Released Palomar Entities, whether or not the facts giving rise to such Claims are now known or unknown, from the first day of the world to the Effective Date (but not thereafter), which Claims are asserted or could have been asserted in the Lawsuit, and which further involve and are limited to the Anderson Patents. It is the intention of the Alma Releasors fully, finally and forever to release the Released Palomar Entities from Claims released by this Section 4(a)(i). In furtherance of such intention, this release shall be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact. Notwithstanding the foregoing, it is expressly understood that this release does not release the Released Palomar Entities or any of them from the obligations set forth in this Agreement, the Exhibits hereto and the other documents delivered at the Closing (including, with respect to Palomar and the Palomar Affiliates, the Patent License Agreement and TDS Agreement).

(ii)	Of General. Each Alma Releasor does hereby, jointly and severally, remise, release and forever discharge General, together with (as applicable) all of its officers, directors, employees, shareholders, insurers, licensees, sublicensees, customers, agents, trustees, attorneys, parents, subsidiaries, successors and assigns (collectively, the “Released General Entities”), of and from any and all Claims, in the Professional Field only, which the Alma Releasors now have or ever had against the Released General Entities, whether or not the facts giving rise to such Claims are now known or unknown, from the first day of the world to the Effective Date (but not thereafter), which Claims are asserted or could have been asserted in the Lawsuit, and which further involve and are limited to the Anderson Patents. It is the intention of the Alma Releasors fully, finally and forever to release the Released General Entities from Claims released by this Section 4(a)(ii). In furtherance of such intention, this release shall be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact. Notwithstanding the foregoing, it is expressly understood that this release does not release the Released General Entities or any of them from the obligations set forth in this Agreement, the Exhibits hereto and the other documents delivered at the Closing.

(b)	Alma’s Representation, Warranty and Indemnity as to Released Matters.

(i)	To Palomar. Alma represents and warrants to Palomar that it has not heretofore assigned, transferred or purported to assign or transfer, and that it shall not hereafter assign or transfer or purport to assign or transfer, to any person or entity any matter it has released in Section 4(a)(i) and it agrees to indemnify and hold harmless the Released Palomar Entities from and against all Claims based on, resulting from, in connection with, or arising out of, any such assignment or transfer or purported or claimed assignment or transfer of any such matter that it has released in Section 4(a)(i), in whole or in part.

(ii)	To General. Alma represents and warrants to General that it has not heretofore assigned, transferred or purported to assign or transfer, and that it shall not hereafter assign or transfer or purport to assign or transfer, to any person or entity any matter it has released in Section 4(a)(ii) and it agrees to indemnify and hold harmless the Released General Entities from and against all Claims based on, resulting from, in connection with, or arising out of, any such assignment or transfer or purported or claimed assignment or transfer of any such matter that it has released in Section 4(a)(ii), in whole or in part.

(c)	Release of Alma by Palomar and General.

(i)	By Palomar. Each of Palomar and all Palomar Affiliates, together with (as applicable) their respective officers, directors, employees, shareholders, insurers, agents, trustees, attorneys, heirs, administrators, executors, successors and assigns (collectively, “Palomar Releasors”), does hereby, jointly and severally, remise, release and forever discharge Alma and all Alma Affiliates, together with (as applicable) their officers, directors, employees, shareholders, insurers, licensees, sublicensees, customers, agents, trustees, attorneys, parents, subsidiaries, successors and assigns (collectively, the “Released Alma Entities”), of and from any and all Claims, in the Professional Field only, which the Palomar Releasors now have or ever had against the Released Alma Entities, whether or not the facts giving rise to such Claims are now known or unknown, from the first day of the world to the Effective Date (but not thereafter), which Claims are asserted or could have been asserted in the Lawsuit, and which further involve and are limited to the Anderson Patents. It is the intention of the Palomar Releasors fully, finally and forever to release the Released Alma Entities from Claims released by this Section 4(c)(i). In furtherance of such intention, this release shall be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact.

(ii)	By General. General, together with (as applicable) its respective officers, directors, employees, shareholders, insurers, agents, trustees, attorneys, heirs, administrators, executors, successors and assigns (collectively, “General Releasors”), does hereby, jointly and severally, remise, release and forever discharge the Released Alma Entities, of and from any and all Claims, in the Professional Field only, which the General Releasors now have or ever had against the Released Alma Entities, whether or not the facts giving rise to such Claims are now known or unknown, from the first day of the world to the Effective Date (but not thereafter), which Claims are asserted or could have been asserted in the Lawsuit, and which further involve and are limited to the Anderson Patents. It is the intention of the General Releasors fully, finally and forever to release the Released Alma Entities from Claims released by this Section 4(c)(ii). In furtherance of such intention, this release shall be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact.

(iii)	Miscellaneous. Notwithstanding the foregoing in Section 4(c)(i) and 4(c)(ii), it is expressly understood that the releases by Palomar Releasors and General Releasors contained in this Agreement do not release the Released Alma Entities or any of them from the obligations set forth in this Agreement, the Exhibits hereto and the other documents delivered at the Closing (including the Patent License Agreement and TDS Agreement, or the obligation to pay any amounts under the terms of Section 3 hereof, Section 4.2 of the Patent License Agreement or Section 4.4 of the Patent License Agreement (with respect to Sales of Licensed Products by Alma and Alma Affiliates occurring on or after the Effective Date) each of which may be audited pursuant to those Sections and Section 4.10 of the Patent License Agreement, or Sections 4(a)(i) and 4(b)(i) of the TDS Agreement, which may be audited pursuant to Sections 4(a)(iii) and 4(b)(iii), respectively, of the TDS Agreement). For the avoidance of doubt, Alma’s obligation to pay to Palomar patent royalties due on Sales of Licensed Products occurring on or after the Effective Date pursuant to the terms of the Patent License Agreement shall apply on and after Effective Date, notwithstanding any release contained herein.

(d)	Palomar’s and General’s Representation, Warranty and Indemnity as to Released Matters. Each of Palomar and General represents and warrants to Alma that it has not heretofore assigned, transferred or purported to assign or transfer, and shall not hereafter assign or transfer or purport to assign or transfer, to any person or entity any matter it has released in Section 4(c) and agrees to indemnify and hold harmless the Released Alma Entities from and against all Claims based on, resulting from, in connection with, or arising out of, any such assignment or transfer or purported or claimed assignment or transfer of any such matter that it has released hereunder, in whole or in part. Nothing in this Section 4(d) shall preclude General from granting any licenses under the Anderson Patents to another party or parties if the MGH Agreement is terminated for any reason prior to the expiration of all the Valid Claims of the Anderson Patents.

(e)	Full Settlement. The Parties understand and agree that this Agreement and the attached Exhibits as executed and delivered at the Closing are intended to settle all disputes (in existence from the first day of the world to the Effective Date (but not thereafter)) between Palomar and General on the one hand and Alma on the other hand based on or related in any way to the Lawsuit and all the other matters released by this Section 4, and which further involve and are limited to the Anderson Patents, and shall be effective as a full and final accord and satisfaction and release of all such matters.

5. Representations and Warranties; Disclaimers.

(a)	Representations and Warranties by the Parties. Each Party represents and warrants to the other Parties as of the Effective Date:

(i)	that it is an entity duly organized, validly existing and in good standing under the laws of the state of its organization, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

(ii)	that it has the authority to (i) enter into this Agreement, (ii) extend the releases and rights granted to the other Parties under this Agreement, and (iii) undertake and fully perform its obligations under this Agreement;

(iii)	that this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and to general equitable principles;

(iv)	its execution, delivery, granting of releases and rights and performance of its obligations under this Agreement does not and will not, with or without the passage of time or the giving of notice or both, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any agreement or other document or instrument to which it is a party; and

(v)	all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other third parties (including, in the case of Alma, any Alma Affiliates and, in the case of Palomar, any Palomar Affiliates) required to be obtained by it in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(b)	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NONE OF THE PARTIES MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND HEREUNDER, WHETHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT. TO THE EXTENT THIS PROVISION CONFLICTS IN ANY WAY WITH THE TERMS AND CONDITIONS OF THE MGH AGREEMENT, THE MGH AGREEMENT SHALL CONTROL.

(c)	No Consequentials. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER HEREUNDER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. TO THE EXTENT THIS PROVISION CONFLICTS IN ANY WAY WITH THE TERMS AND CONDITIONS OF THE MGH AGREEMENT, THE MGH AGREEMENT SHALL CONTROL.

6. Miscellaneous.

(a)	Entire Agreement; Counterparts; Stipulated Dismissal. This Agreement (including the Exhibits) constitutes the entire agreement between Palomar and MGH on the one hand and Alma on the other hand relating to the subject matter hereof and supersedes all previous agreements, practices or courses of dealings between the Parties, whether written or oral, relating to the subject matter hereof, provided that that certain Rule 408 – Confidentiality Agreement, dated as of February 14, 2006, between Palomar and Alma shall terminate as of the Effective Date as to any disclosures occurring after the Effective Date, but shall remain in full force and effect with respect to all applicable disclosures occurring and rights and obligations accruing prior to the Effective Date. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

(b)	Other Parties. This Agreement shall be binding upon, and inure to the benefit of, the legal representatives, successors and permitted assigns of the Parties. There shall be no Third Party beneficiaries, either express or implied, to this Agreement, provided that Section 4 is intended to benefit, in addition to the Parties, the other Released Palomar Entities, Released General Entities and Released Alma Entities as if they were Parties hereto.

(c)	No Agency or Joint Venture Relationship. Nothing contained herein shall be deemed to create any association, partnership, joint venture or relationship of principal, agent, master or servant between the Parties hereto or, in the case of Palomar, any Palomar Affiliates, or, in the case of Alma, any Alma Affiliates, or to provide any Party with the right, power or authority to incur any obligation or make any representations, warranties or guarantees on behalf of any other Party.

(d)	Retained Rights. Except as provided in Section 4.7 of the Patent License Agreement, the Parties retain their rights to petition an appropriate court regarding any breach or violation of the terms or conditions of this Agreement, a Consent Judgment or the Patent License Agreement or TDS Agreement.

(e)	Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court of competent jurisdiction, then (i) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those that were held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such invalid or unenforceable term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

(f)	Waivers; Amendments; Supplements. No waiver by any Party of a breach of any covenant or condition of this Agreement by another Party shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition. Except as otherwise expressly provided herein, this Agreement or any Exhibit hereunder may not be changed or amended except by a writing expressly referring to this Agreement signed by all the Parties.

(g)	Section 1542 of the California Civil Code. The Parties waive all rights they may have under Section 1542 of the California Civil Code, and acknowledge that subject to the terms herein, the releases granted by the Parties extend to all claims expressly released by Section 4(a) and 4(c), whether such claims are known or unknown. The Parties are fully informed of the provisions of Section 1542, which provides that:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

(h)	Publicity and Disclosure of Terms of this Agreement and the Patent License Agreement and TDS Agreement. The Parties acknowledge that the initial public announcements of the execution of this Agreement and the Patent License Agreement and TDS Agreement shall be in the forms of press releases attached hereto as Exhibit E (Palomar’s press release) and Exhibit F (Alma’s press release). The foregoing does not constitute Palomar’s approval of Alma’s press release or Alma’s approval of Palomar’s press release. The Parties also agree that Palomar and Alma will file a copy of this Agreement, the Patent License Agreement, the TDS Agreement, the Consent Judgment and the Stipulated Dismissal With Prejudice (in each case without redaction) with the United States Securities and Exchange Commission and other similar or comparable governmental bodies, authorities or agencies, if necessary.

(i)	Jurisdiction. Subject to and without limiting Section 4.7 of the Patent License Agreement, the Parties hereby irrevocably consent to the exclusive jurisdiction and venue of any state or federal court sitting in the Commonwealth of Massachusetts, over any action or proceeding arising out of or relating to this Agreement or any agreement or document delivered in connection herewith or therewith, and agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each of the Parties consents to the jurisdiction of such court or courts for such actions or proceedings and agrees that the service upon it of a summons and complaint by certified mail return receipt requested shall be sufficient for such court or courts to exercise personal jurisdiction over the Parties for such actions or proceedings. The Parties waive any objection to any action or proceeding relating to this Agreement in any state or federal court sitting in the Commonwealth of Massachusetts, on the basis of forum non conveniens, lack of personal jurisdiction or otherwise. Notwithstanding the foregoing, if any action or proceeding may not be brought in any such court because all such courts lack subject matter jurisdiction, the Parties may bring such action or proceeding in a court of appropriate jurisdiction.

(j)	Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws; provided that any dispute relating to the scope, validity, enforceability, infringement or misuse of any Patent shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent originates.

(k)	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

(l)	Parties Advised by Counsel. This Agreement has been negotiated between unrelated Parties who are sophisticated and knowledgeable in the matters contained in this Agreement and who have acted in their own self interest. In addition, each Party has been represented by legal counsel. This Agreement shall not be interpreted or construed against any Party to this Agreement because that Party or any attorney or representative for that Party drafted or participated in the drafting of this Agreement.

(m)	Notices. All notices, demands, requests, approvals, consents or other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered in person or by courier or confirmed facsimile; (ii) upon confirmation of receipt when sent by certified mail, return receipt requested; or (iii) upon receipt when sent by reputable private international courier with established tracking capability (such as DHL, FedEx, or UPS), postage pre-paid, and addressed as set forth as the case may be, to the noticed Party at the address set forth below, or such other address as a Party may specify by written notice to the other.

Notices shall be sent to Palomar at:	Palomar Medical Technologies
82 Cambridge Street
Burlington, MA 01803
Attention: CEO
Facsimile: (781) 993-2377

with a required copy to:	Palomar Medical Technologies
82 Cambridge Street
Burlington, MA 01803
Attention: General Counsel
Facsimile: (781) 993-2377

and a further required copy to:	Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Kingsley Taft, Esq.
Facsimile: (617) 523-1231

and to General at:	Corporate Sponsored Research and Licensing
Massachusetts General Hospital
13th St. BLVD., BLDG. 149 Suite 5036
Charlestown, MA 02129
Attention: Frances Toneguzzo, Ph. D.
Facsimile: (617) 726-8608

with a required copy to:	Office of the General Counsel
Partners HealthCare System, Inc.
50 Staniford St., Suite 1000
Charlestown, MA 02129
Boston, MA 02114
Attention: Paul G. Cushing, Esq.
Facsimile: (617) 726-1665

and to Alma at:	Alma Lasers, Inc.
485 Half Day Road #100
Buffalo Grove, IL 60089
Attention: Howard Kelly
Facsimile: 224-377-2050

(n)	Captions, Section Headings. As used in this Agreement, “including” means “including but not limited to”, and “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole. The Section headings used herein are for reference and convenience only, and shall not enter into the interpretation of this Agreement. Unless otherwise expressly provided herein, any reference to a number of “days” hereunder shall refer to calendar days. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 4(a)” would be part of “Section 4", and references to “Section 5(a)” would also refer to material contained in the subsection described as “Section 5(a)(ii)”).

(o)	Capitalized Terms. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Patent License Agreement.

(p)	Mistakes of Fact or Law. Mistakes of fact or law shall not constitute grounds for modification, avoidance or rescission of the terms of this Agreement.

[remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused its duly authorized representative to execute and deliver this Agreement under seal as of the Effective Date.

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:/s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO
Date:

THE GENERAL HOSPITAL CORPORATION

By:/s/ Frances Toneguzzo, Ph. D.
Name: Frances Toneguzzo, Ph. D.
Title: Director, Corporate Sponsored Research & Licensing
Date:

ALMA LASERS, INC.

By:/s/ Howard Kelly
Name: Howard Kelly
Title: CEO
Date:

Exhibit A Patent License Agreement

Exhibit B TDS Agreement

Exhibit C Consent Judgment

Exhibit D Stipulated Dismissal With Prejudice

Exhibit E Palomar Press Release

NEWS RELEASE for April 2, 2007 at 8:30 AM EST

Kayla Castle
Investor Relations Manager
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

ALMA ADMITS INFRINGEMENT AND VALIDITY OF PALOMAR PATENTS
AND AGREES TO CHANGE TRADE DRESS
Alma to pay 11.0% for past patent and trade dress infringement

        BURLINGTON, MA (April 2, 2007) … Palomar Medical Technologies Inc (Nasdaq:PMTI) announced today the resolution of its on-going patent infringement and trade dress infringement lawsuit against Alma Lasers, Inc. Palomar accused Alma’s Harmony, Soprano, Soprano XL and Sonata Systems of infringing U.S. Patent Nos. 5,735,844 and 5,595,568 (the “Patents”). Palomar has an exclusive license to these patents from the General Hospital Corporation in Boston, Massachusetts. Palomar also accused Alma’s Harmony System of infringing the distinctive trade dress of Palomar’s StarLux System.

        Alma has admitted to the infringement, validity and enforceability of the Patents and has agreed not to challenge them in the future. Alma has also agreed to change the trade dress of the Harmony and Aria Systems within the next six to nine months.

        Alma will pay Palomar a 9.5% patent royalty plus interest on prior sales of their laser and lamp based hair removal systems beginning with their initial sales in 2003 and a 1.5% trade dress fee plus interest on prior sales of their Harmony and Aria systems. Those amounts will be determined based on an audit by an independent auditor that will be conducted over the next few months, and Palomar will recognize those amounts only after they are determined as part of that audit. In addition, Alma will pay Palomar for its legal costs incurred during the lawsuit. From March 28, 2007 through December 31, 2007, Alma will pay Palomar an 8.5% patent royalty and, beginning on January 1, 2008, Alma will pay Palomar a 7.5% patent royalty on future sales of current and any new light-based hair removal systems. The terms are in accordance with Palomar’s standard license terms including combination systems that include multiple light sources for hair removal and other applications.

        Patricia Davis, Senior Vice President and General Counsel of Palomar, commented “The resolution of this lawsuit against Alma as well as the resolution last spring of the lawsuits against Cutera demonstrate the strength of Palomar’s patent portfolio. As in the past, when forced to litigate, we will seek higher royalties than when competitors take a license on a voluntary basis. As we announced on November 7, 2006, our license agreement with Cynosure was on more favorable terms simply because we were not forced to sue Cynosure prior to executing the license. We have notified our unlicensed competitors that for now Palomar remains willing to offer licenses. Our willingness and the rates of such licenses, however, may change as competitors continue to wait for us to sue them for patent infringement.”

        Joseph P. Caruso, President and Chief Executive Officer of Palomar, commented, “This favorable resolution with Alma so early in this litigation further substantiates the strength of these patents. Palomar pioneered the cosmetic light based industry with the first high-powered light-based hair removal system in 1997. Since then, this industry has become one of the fastest-growing segments in the medical industry with hair removal procedures being the most popular cosmetic light-based procedure performed today. Many companies have taken advantage of this high growth by offering products covered by patents controlled by Palomar, and we intend to continue to enforce our intellectual property. This strategy provides significant financial benefit to Palomar and its shareholders.”

        Mr. Caruso continued, “We were also able to force Alma to change the look of their products on a worldwide basis. Over the past few years the market has confused their products with ours and Alma has been able to sell their product based on the reputation of Palomar. Our sales and marketing group will now be free to address the growing market for light-based aesthetic products without this confusion.”

        Under Palomar’s license agreement with the General Hospital Corporation, Palomar will pay to the General Hospital Corporation 40% of all payments from Alma excluding Palomar’s legal costs and the trade dress fees.

        For more information, please see the Settlement Agreement, the Non-Exclusive Patent License Agreement, the Trade Dress Settlement Agreement, the Consent Judgments and Stipulations of Dismissal filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 to a Current Report on Form 8-K filed today.

About Palomar Medical Technologies, Inc:Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. On December 8, 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light- based technology for introduction to the mass markets. Palomar has an agreement with The Gillette Company to develop and potentially commercialize a patented home-use, light-based hair removal device for women. Palomar also has an agreement with Johnson & Johnson Consumer Companies to develop and potentially commercialize home-use, light-based devices for reducing or reshaping body fat including cellulite, reducing the appearance of skin aging, and reducing or preventing acne.

For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including but not limited to statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Exhibit F
Alma Press Release

Alma Lasers and Palomar Medical Technologies settle Infringement Lawsuit

Buffalo Grove, Illinois, April 2, 2007—Howard Kelly, Chief Executive Officer of Alma Lasers, announced today that Alma Lasers, Ltd. and Palomar Medical Technologies, Inc. have settled their civil action filed in the United States District Court for the District of Massachusetts. The suit involves certain US hair removal patents owned by Massachusetts General Hospital and licensed exclusively to Palomar.

Under the settlement agreement, Alma Lasers obtains a non-exclusive license to utilize the patented technology in its product line. “With the best interests of Alma Lasers’ customers in mind, we decided to enter into a licensing agreement with Palomar.” explained Mr. Kelly. Through the settlement, Alma Lasers has avoided a potentially long and expensive legal battle.

In practical terms, the settlement means Alma Lasers can continue its strategy of innovation through technology without interruption. “Because we’ve removed these patent issues with Palomar,” said Mr. Kelly, “the leadership and product development teams at Alma Lasers will be able to focus solely on achieving our core vision—to be a global leader in providing technology-based solutions to the aesthetic marketplace.”

About Alma Lasers, Ltd.

Alma Lasers, Ltd. is a global developer, manufacturer and seller of laser, light-based and radiofrequency devices for aesthetic and medical applications. Since 1980, the founders of Alma Lasers have been at the forefront of innovative laser, light-based and RF medical technology. Their technical expertise and in-depth understanding of practitioners’ needs led to the development of Alma Lasers’ multi-technology/multi-application systems. Alma Lasers’ mission is to provide modular, cost-effective and high performance designs that enable medical practitioners to confidently offer safe, effective and profitable aesthetic treatments to their patients. More information about Alma Lasers can be found at www.almalasers.com.

Contact:

Yariv Matzliach, Executive Vice President, Global Marketing
Tel: 1-866-414-2562
Yarivm@almalasers.com

LIBC/2903958.6